Exhibit 99

For Immediate Release

Media Contact:	Investor Contact:
Colleen Scott	Gary M. Small
Vice President of Marketing	President and CEO
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-9823
cscott@homesavings.com

United Community Financial Corp. Announces

Share Repurchase Program

YOUNGSTOWN, Ohio – United Community Financial Corp. (NASDAQ: UCFC), holding company of The Home Savings and Loan Company of Youngstown, Ohio , announced that the UCFC Board of Directors has reinstituted its share repurchase program.

The Board authorized the repurchase of a maximum of 1,477,804 UCFC common shares. The original authorization of the Board in April 2007 approved the repurchase of up to 2,000,000 UCFC common shares.

Gary M. Small, President and Chief Executive Officer of UCFC and Home Savings stated, “As we implement our capital management strategies in an effort to maximize shareholder value and returns, we recognize the inherent value of the organization, which we believe is not reflected in the current market price of UCFC’s shares. Now that all regulatory orders and agreements have been terminated, we believe that reinstating the prior repurchase program allows us to take advantage of the favorable market price of UCFC shares and is in the best interests of the Company and its shareholders.”

As a wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 33 full-service banking offices and ten loan production offices located throughout Ohio and western Pennsylvania. Additional information on UCFC and Home Savings may be found at www.ucfconline.com.

When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project”, “will have” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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